Contacts:	Ivan R. Sabel	(301) 986-0701
	George McHenry	(301) 986-0701
	Jason Owen	(301) 986-0701

News Release

HANGER ORTHOPEDIC GROUP, INC. ANNOUNCES CASH TENDER OFFERS
AND CONSENT SOLICITATIONS FOR OUTSTANDING
SENIOR NOTES AND SENIOR SUBORDINATED NOTES

BETHESDA, MARYLAND May 9, 2006. Hanger Orthopedic Group, Inc. (NYSE: HGR) announced today that it has commenced tender offers (the “Offers”) to purchase for cash any and all of its outstanding $200,000,000 aggregate principal amount of 10 3/8% Senior Notes due 2009 (CUSIP No. 41043FAE9) and its outstanding $15,562,000 aggregate principal amount of 11 1/4% Senior Subordinated Notes due 2009 (CUSIP No. 41043FAB5) (collectively, the “Notes”) and consent solicitations (the “Solicitations”) for certain proposed amendments to the indentures pursuant to which the Notes were issued.

Holders of Notes must tender their Notes and deliver their consents at or prior to 5:00 p.m., New York City time, on May 22, 2006, unless such date is extended or earlier terminated, to be eligible to receive the applicable Total Consideration (as defined hereafter). Holders of Notes who tender their Notes after 5:00 p.m., New York City time, on May 22, 2006 but at or prior to 11:59 p.m., New York City time, on June 6, 2006, unless such date is extended or earlier terminated, will be eligible to receive the applicable Tender Offer Consideration (as defined hereafter). Holders who tender Notes must also deliver consents to the proposed amendments with respect to such Notes and the indenture which governs such Notes. Holders may not deliver consents without also tendering their Notes and holders who have validly tendered their Notes will be deemed by such tender to have delivered their consents.

The “Total Consideration” to be paid for each note validly tendered and accepted for payment at or prior to 5:00 p.m., New York City time, on May 22, 2006, will be equal to (i) $1,055.00 for each $1,000 principal amount of Senior Notes and (ii) $1,032.00 for each $1,000 principal amount of Senior Subordinated Notes. The Total Consideration for each note so tendered includes a consent premium of $30.00 per $1,000 principal amount.

The “Tender Offer Consideration” to be paid for each note validly tendered and accepted for payment after 5:00 p.m., New York City time, on May 22, 2006 but at or prior to 11:59 p.m., New York City time, on June 6, 2006, will be equal to (i) $1,025.00 for each $1,000 principal amount of Senior Notes and (ii) $1,002.00 for each $1,000 principal amount of Senior Subordinated Notes. Holders of Notes who validly tender and do not validly withdraw their Notes in the Offers will also be eligible to receive accrued and unpaid interest from the last interest payment to, but not including, the applicable settlement date, payable on the initial settlement date or the final settlement date, as applicable.

The Offers will be conditioned upon the consummation of a new $75 million revolving credit facility and $230 million bank term loan, the issuance of $190 million aggregate principal amount of new senior notes and the issuance of $50 million of Series A Convertible Preferred Stock or other similar financing, on terms and conditions satisfactory to the Company, which terms may be revised in the Company’s sole discretion. The Company intends to use the net proceeds from such financing to fund the purchase of the Notes in connection with the Offers.

Lehman Brothers Inc. and Citigroup Corporate and Investment Banking are the co-dealer managers for the Offers and co-solicitation agents for the Solicitations. Questions about the Offers should be directed to Lehman Brothers Inc., toll-free at (800) 438-3242 or (212) 528-7581 (collect), attention: Liability Management and Citigroup Corporate and Investment Banking, toll-free at (800) 558-3745. The information agent for the Offers is D.F. King & Co. Inc. Requests for additional sets of the tender offer materials may be directed to D.F. King & Co. Inc., by calling toll-free at (800) 735-3107.

This press release is neither an offer to purchase nor a solicitation of an offer to sell the Notes in any state or jurisdiction in which such offer or solicitation would be unlawful prior to registration or qualification under the securities law of any such state or other jurisdiction. The Offers and Solicitations are only made pursuant to the terms of the Offer to Purchase and Consent Solicitation Statement, dated May 9, 2006.

Hanger Orthopedic Group, Inc., headquartered in Bethesda, Maryland, is the world’s premier provider of orthotic and prosthetic patient care services. Hanger is the market leader in the United States, owning and operating 621 patient care centers in 46 states including the District of Columbia, with 3,290 employees including 1,021 practitioners (as of 12/31/05). Hanger is organized into four units. The two key operating units are patient care which consists of nationwide orthotic and prosthetic practice centers and distribution which consists of distribution centers managing the supply chain of orthotic and prosthetic componentry to Hanger and third party patient care centers. The third is Linkia which is the first and only provider network management company for the orthotics and prosthetics industry. The fourth unit, Innovative Neurotronics, introduces emerging neuromuscular technologies developed through independent research in a collaborative effort with industry suppliers worldwide. For more information on Innovative Neurotronics, Inc., visit http://www.ininc.us. For more information on Hanger, visit http://www.hanger.com.

Certain statements included in this press release are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Please refer to the Company’s SEC filings for factors that could cause actual results to differ materially from the Company’s expectations.